EXHIBIT 21.1

List of Subsidiaries of
j2 Global, Inc.

j2 Global, Inc.'s principal affiliates as of December 31, 2016, are listed below. All other affiliates, if considered in the aggregate as a single affiliate, would not constitute a significant subsidiary.

Name	State or Other Jurisdiction of Incorporation

j2 Australia Cloud Connect Pty Ltd	Australia
j2 Global Australia Pty Ltd	Australia
j2 Global Denmark A/S	Denmark
j2 Global Canada, Inc.	Canada
Electric Mail (Ireland) Limited	Ireland
j2 Global ANZ Limited	Ireland
j2 Global Holdings Limited	Ireland
j2 Global Ireland Limited	Ireland
Ziff Davis Holdings Limited	Ireland
Ziff Davis Ireland Limited	Ireland
j2 Global (Netherlands) B.V.	Netherlands
j2 Global Norway AS	Norway
Callstream Group Limited	United Kingdom
Callstream Limited	United Kingdom
Critical Software Limited	United Kingdom
j2 Global UK Limited	United Kingdom
Livedrive Internet Limited	United Kingdom
Ziff Davis International Ltd.	United Kingdom
Advanced Messaging Technologies, Inc.	Delaware, United States
Cambridge BioMarketing Group, LLC	Delaware, United States
Everyday Health, Inc.	Delaware, United States
Everyday Health Media, LLC	Delaware, United States
IGN Entertainment, Inc.	Delaware, United States
j2 Cloud Services, LLC	Delaware, United States
j2 Web Services, Inc.	Delaware, United States
KeepItSafe, Inc.	Delaware, United States
Offers.com, LLC	Delaware, United States
SaleBuild, Inc.	Delaware, United States
Ziff Davis, LLC	Delaware, United States
Tea Leaves Health, LLC	Georgia, United States
MedPage Today, L.L.C.	New Jersey, United States
Excel Micro, LLC	Pennsylvania, United States
Ookla, LLC	Washington, United States